NORTHPOINTE BANCSHARES, INC. REPORTS FIRST QUARTER 2025 RESULTS

GRAND RAPIDS, MICHIGAN, April 22, 2025 – Northpointe Bancshares, Inc. (NYSE: NPB) ("Northpointe" or the "Company"), holding company for Northpointe Bank, today reported net income to common stockholders of $15.0 million, or $0.49 per diluted share, for the first quarter of 2025. This compares to $8.8 million, or $0.34 per diluted share, for the fourth quarter of 2024, and $9.8 million, or $0.38 per diluted share, for the first quarter of 2024.
"We completed our initial public offering on February 13, 2025, which allowed us to build upon our success and continue to cultivate strong organic growth and improved financial performance," remarked Chuck Williams, Chairman and Chief Executive Officer. "Northpointe's strong performance in the first quarter reflects the success of our differentiated and mortgage-focused business model, highlighted by $1.1 billion in MPP balance growth over the past year. We continue to focus on doing the little things and meeting our customers' needs, which we believe will translate into enhanced operating leverage and strong shareholder returns over time."
First Quarter 2025 Highlights (Compared to Fourth Quarter 2024)
•Net income to common stockholders of $15.0 million, up $6.2 million, or 70%, from the prior quarter.
•Delivered significant improvement in financial performance from the prior quarter, including:
•Return on average assets of 1.31%, compared to 0.82% in the prior quarter.
•Return on average equity of 13.17%, compared to 9.40% in the prior quarter.
•Return on average tangible common equity of 14.32%, compared to 9.80% in the prior quarter (see non-GAAP reconciliation).
•Efficiency ratio of 55.15%, compared to 67.46% in prior quarter.
•Net interest income increased by $366,000 from the prior quarter, as the 8 bps expansion in net interest margin was partially offset by a slight decrease in average interest-earning assets.
•Non-interest income increased by $9.3 million from the prior quarter, as the increase in net gain on sale of loans was partially offset by lower loan servicing fees.
•Non-interest expense decreased slightly from the prior quarter due to lower overall expenses, partially offset by higher incentive compensation within salaries and benefits related to the initial public offering ("IPO") and an improvement in net income relative to prior periods.
•Loans held for investment increased by $719.4 million, or 65% annualized, from the prior quarter, reflecting a $757.4 million linked quarter increase in Mortgage Purchase Program ("MPP") loans and a $31.1 million increase in first-lien home equity lines which are tied seamlessly to a demand deposit sweep account through our proprietary technology (we commonly refer to these loans as “All-in-One” or “AIO” loans).

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•Total deposits increased by $400.1 million, or 47% annualized, from the prior quarter from a combination of higher brokered certificates of deposits ("CDs") and growth in the digital deposit banking platform.
•Wholesale funding ratio increased slightly to 66.59% from 65.75% in the prior quarter.
•Completed IPO on February 13, 2025, issuing 10,420,000 shares of stock, with net proceeds to the Company of $114.4 million. The Company's stock began trading on the New York Stock Exchange under the ticker symbol "NPB" on February 14, 2025.
•The Company's Board of Directors declared a regular quarterly cash dividend of $0.025 per share, payable on May 2, 2025 to shareholders of record as of April 15, 2025.
Net Interest Income
Net interest income was $30.4 million for the first quarter of 2025, an increase of $366,000 compared to the fourth quarter of 2024. The linked quarter increase reflects an improvement in net interest margin and a slight decrease in average interest-earning assets. As compared to the first quarter of 2024, net interest income increased by $3.2 million, driven primarily by an increase in average interest-earning assets, partially offset by a decrease in net interest margin.
Net interest margin was 2.35% for the first quarter of 2025, reflecting a 8 basis point increase over the fourth quarter of 2024 level of 2.27%. This increase was driven primarily by lower overall funding costs and a slight improvement in the mix of interest-earning assets. The rate on interest-bearing liabilities decreased by 22 bps from the prior quarter, reflecting a reduction in the federal funds rate and lower average balances of time deposits. As compared to the first quarter of 2024, net interest margin decreased by 3 bps, as the decrease in the yield earned on interest-earning assets outpaced the decrease in the rate paid on interest-bearing liabilities.
Average interest-earning assets decreased slightly from the prior quarter, as the growth in period ending loans held for investment occurred later in the first quarter. As compared to the first quarter of 2024, average interest-earning assets increased by $641.3 million, reflecting strong growth in loans.
Provision for Credit Losses
The Company recorded a provision for credit losses of $1.3 million in the first quarter of 2025, compared to a benefit of $446,000 in the fourth quarter of 2024 and a benefit of $357,000 in the first quarter of 2024. The provision for credit losses in the first quarter of 2025 reflects continued growth in the portfolio, reserve increases on individually evaluated loans, credit migration trends, and changes in the economic forecasts used in the credit models.
Non-interest Income
Non-interest income was $22.9 million for the first quarter of 2025, an increase of $9.3 million compared to the fourth quarter of 2024 and an increase of $6.2 million compared to the first quarter of 2024. The increase for both compared periods was driven primarily by higher gain on sale of loans, partially offset by lower loan servicing fees.
MPP fees were $1.1 million for the first quarter of 2025, a decrease of $453,000 compared to the fourth quarter of 2024 but an increase of $196,000 compared to the first quarter of 2024. The linked quarter decrease was driven primarily by lower participation fees as the Company participated out less

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of its loan balances during the first quarter of 2025. The increase compared to the first quarter of 2024 reflected higher balances in the MPP portfolio.
Loan servicing fees were $1.0 million for the first quarter of 2025, a decrease of $1.9 million compared to the fourth quarter of 2024. This decrease was driven primarily by the decline in fair value of mortgage servicing rights ("MSRs") primarily attributable to lower market interest rates during the current quarter. As compared to the first quarter of 2024, loan servicing fees decreased by $2.9 million, due largely to a bulk sale of MSRs completed in the first quarter of 2024.
Net gain on sale of loans was $18.6 million for the first quarter of 2025, an increase of $11.6 million compared to the fourth quarter of 2024 and an increase of $7.2 million compared to the first quarter of 2024. Net gain on sale of loans includes the capitalization of new MSRs, changes in fair value of loans, and gains on the sale of loans. On a linked quarter basis, capitalization of new MSRs and gains on the sale of loans decreased by $1.2 million and $2.7 million, respectively, consistent with the 19% linked quarter decrease in total residential mortgage originations. On a linked quarter basis, the change in fair value of loans increased by $15.4 million attributable to lower market interest rates. As compared to the first quarter of 2024, the increase in net gain on sale of loans was driven primarily by an increase in the fair value of loans attributable to lower market interest rates.
Other non-interest income was $2.0 million for the first quarter of 2025, and included a gain of $2.0 million from the extinguishment of lower-rate Federal Home Loan Bank ("FHLB") borrowings as part of the Company's strategy to reduce its wholesale funding ratio. This compares to other non-interest income of $1.7 million for the fourth quarter of 2024, which included a gain of $1.7 million from the extinguishment of lower-rate FHLB borrowings. Other non-interest income was negligible in the first quarter of 2024.
Non-interest Expense
Total non-interest expense was $29.4 million for the first quarter of 2025, a slight decrease compared to the fourth quarter 2024 level. This decrease was driven primarily by lower overall expense across the Company, partially offset by higher salaries and benefits expense. As compared to the first quarter of 2024, non-interest expense increased by $1.4 million, driven primarily by higher salaries and benefits expense.
Salaries and benefits expense was $20.4 million for the first quarter of 2025, an increase of $1.5 million compared to the fourth quarter of 2024. This increase was driven primarily by higher bonus and incentive compensation attributable to the IPO and the improvement in net income for the first quarter of 2025, along with higher employee benefits due to the seasonal timing of payroll taxes. This was partially offset by a decrease in the Company's base salaries and other compensation, reflecting severance expenses in the fourth quarter of 2024 related to the Company's strategic initiative to private label outsource its non-specialized mortgage servicing to a scaled sub-servicer. Additionally, variable compensation on mortgage production decreased by 9% on a linked quarter basis, consistent with the decrease in mortgage origination volume over the same period. As compared to the first quarter of 2024, salaries and benefits expense increased by $2.4 million, driven primarily by higher bonus and incentive compensation, partially offset by a decrease in the Company's base salaries and other compensation.
Professional fees increased by $430,000 on a linked quarter basis, and by $109,000 compared to the first quarter of 2024. The increase for both compared periods was driven primarily by higher costs associated with the additional work required to be a public company. Other taxes and insurance decreased by $343,000 on a linked quarter basis, driven primarily by lower FDIC assessment expense

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due to the improvement in financial performance and lower wholesale funding ratio. Other categories of non-interest expense decreased by $1.7 million on a linked quarter basis, and by $1.1 million compared to the first quarter of 2024. The linked quarter decrease was driven primarily by lower intangible amortization expense. The decrease compared to the first quarter of 2024 reflects lower general expenses across several smaller categories.
Taxes
Income tax expense for the first quarter of 2025 was $5.3 million, compared to $3.7 million for the fourth quarter of 2024 and $4.0 million for the first quarter of 2024. The Company's effective tax rate was 23.67% for the first quarter of 2025, compared to 24.96% for the fourth quarter of 2024 and 24.45% for the first quarter of 2024.
Balance Sheet Highlights
Total assets were $5.86 billion at March 31, 2025, representing an increase of $635.6 million compared to December 31, 2024 and an increase of $994.4 million compared to March 31, 2024. The increase in total assets at March 31, 2025, compared to both December 31, 2024 and March 31, 2024, was driven primarily by an increase in total loans.
Gross loans held for investment were $5.15 billion at March 31, 2025, an increase of $719.4 million, or 65% annualized, compared to December 31, 2024 and an increase by $1.16 billion, or 29%, compared to March 31, 2024. The linked quarter increase in gross loans held for investment was driven primarily by growth in AIO loans, which were up 20% annualized, and MPP balances, which were up 177% annualized. Loans held for sale totaled $207.6 million at March 31, 2025, compared to $217.1 million at December 31, 2024 and $373.1 million at March 31, 2024.
The Company continues to focus on growing its two main loan portfolios, AIO and MPP. Outside of these two portfolios, no other significant loans are being added to the loans held for investment portfolio. At March 31, 2025, virtually all of our loan portfolio was comprised of loans collateralized by residential property.
Total deposits were $3.82 billion at March 31, 2025, an increase of $400.1 million, or 47% annualized, compared to December 31, 2024 and an increase of $908.0 million, or 31%, compared to March 31, 2024. The increase for both compared periods reflects higher brokered CDs, along with increases in the Company's diversified digital deposit banking platform including non-interest bearing demand, interest-bearing demand, retail CDs and rateboard CDs. Non-interest bearing demand accounts increased by $23.6 million from the prior quarter, but decreased by $20.0 million compared to the first quarter of 2024. Non-interest bearing demand accounts represented 6% of total deposits at March 31, 2025 and December 31, 2024, and 9% at March 31, 2024.
Total borrowings were $1.37 billion at March 31, 2025, an increase of $112.4 million compared to December 31, 2024 and relatively flat compared to March 31, 2024. The linked quarter increase in borrowings reflects additional short-term borrowings to fund higher MPP growth, partially offset by the extinguishment of FHLB borrowings.
Asset Quality
The Company’s allowance for credit losses was $12.3 million at March 31, 2025, $11.2 million at December 31, 2024 and $12.6 million at March 31, 2024. The allowance for credit losses represented

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0.24% of period-end loans at March 31, 2025, 0.25% of period-end loans at December 31, 2024 and 0.32% of period-end loans at March 31, 2024.
Net charge-offs remained historically low at $260,000, or 2 basis points annualized as a percentage of average loans held for investment, for the first quarter of 2025. This compares to $699,000, or 6 basis points annualized as a percentage of average loans held for investment, for the fourth quarter of 2024.
A substantial portion of the Company's non-performing loans are wholly or partially guaranteed by the U.S. Government, so asset quality metrics within this earnings release are shown with and without these guaranteed loans. Non-performing assets were $87.8 million at March 31, 2025 ($57.7 million excluding guaranteed loans), $82.0 million at December 31, 2024 ($49.5 million excluding guaranteed loans) and $73.1 million at March 31, 2024 ($27.0 million excluding guaranteed loans). Non-performing assets represented 1.50% of total assets at March 31, 2025 (0.99% excluding guaranteed loans), 1.57% at December 31, 2024 (0.95% excluding guaranteed loans) and 1.50% at March 31, 2024 (0.56% excluding guaranteed loans). The increase in non-performing assets, compared to the first quarter of 2024, was driven primarily by normal aging within the loans held for investment portfolio. A substantial portion of the linked quarter increase in non-performing loans and loans past due 31 to 89 days were related to the Company's transfer of servicing to a scaled sub-servicer. The majority of these loans have already, or are expected to, pay in full or become current.
Capital
At March 31, 2025, the estimated capital levels for the Company and its subsidiary bank, Northpointe Bank (the “Bank”), remained well in excess of the minimum amounts needed for capital adequacy purposes and the Bank’s capital levels met the necessary requirements to be considered "well-capitalized". The regulatory capital ratios as of March 31, 2025 are estimates, pending completion and filing of the Bank's regulatory reports.
Earnings Presentation and Conference Call
Northpointe will host its first quarter 2025 earnings conference call on April 23, 2025 at 10:00 a.m. E.T. During the call, management will discuss the first quarter 2025 financial results and provide an update on recent activities. There will be a live question-and-answer session following the presentation. It is recommended you join 10 minutes prior to the start time. Participants may access the live conference call by dialing 1-877-413-2414 and requesting “Northpointe Bancshares Inc. Conference Call”. The conference call will also be webcast live at ir.northpointe.com. An audio archive will be available on the website following the call.
Forward Looking Statements
Statements in this earnings release regarding future events and our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical in nature and may be identified by references to a future period or periods by the use of the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this earnings release should not be relied on because they are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of known and unknown risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, and other factors, our actual financial

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results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this earnings release and could cause us to make changes to our future plans. Factors that might cause such differences include, but are not limited to: the impact of current and future economic conditions, particularly those affecting the financial services industry, including the effects of declines in the real estate market, tariffs or trade wars (including reduced consumer spending, lower economic growth or recession, reduced demand for U.S. exports, disruptions to supply chains, and decreased demand for other banking products and services), high unemployment rates, inflationary pressures, increasing insurance costs, elevated interest rates, including the impact of changes in interest rates on our financial projections, models and guidance and slowdowns in economic growth, as well as the financial stress on borrowers as a result of the foregoing; uncertain duration of trade conflicts; potential impacts of adverse developments in the banking and mortgage industries, including impacts on deposits, liquidity and the regulatory rules and regulations; risks arising from media coverage of the banking and mortgage industries; risks arising from perceived instability in the banking and mortgage sectors; changes in the interest rate environment, including changes to the federal funds rate, which could have an adverse effect on the Company’s profitability; changes in prices, values and sales volumes of residential real estate; developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; competition in our markets that may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income; legislation or regulatory changes which could adversely affect the ability of the consolidated Company to conduct business combinations or new operations; changes in tax laws; significant turbulence or a disruption in the capital or financial markets and the effect of a fall in stock market prices on our investment securities; the ability to keep pace with technological changes, including changes regarding maintaining cybersecurity and the impact of generative artificial intelligence; increased competition in the financial services industry, particularly from regional and national institutions; the impact of a failure in, or breach of, the Company's operational or security systems or infrastructure, or those of third parties with whom the Company does business, including as a result of cyber-attacks or an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting the Company or the Company's customers; the effects of war or other conflicts including the impacts related to or resulting from Russia’s military action in Ukraine or the conflict in Israel and the surrounding region; and adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs.
Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the U.S. Securities and Exchange Commission (the “SEC”), and in other documents that we file with the SEC from time to time, which are available on the SEC’s website, http://www.sec.gov. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this earnings release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking

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statements, express or implied, included in this earnings release are qualified in their entirety by this cautionary statement.
About Northpointe
Headquartered in Grand Rapids, Michigan, Northpointe Bancshares, Inc. is the holding company of Northpointe Bank, a client-focused company that provides home loans and retail banking products to communities across the nation. Our mission is to be the best bank in America by bringing value and innovation to the people we serve. To learn more visit www.northpointe.com.
Contacts:
Kevin Comps | President | 616-974-8491 | kevin.comps@northpointe.com
Brad Howes | CFO | 616-726-2585 | brad.howes@northpointe.com

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NORTHPOINTE BANCSHARES, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Statements of Income

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Interest Income
Loans - including fees	$72,071	$74,830	$64,896
Investment securities - taxable	1,783	1,809	1,665
Other	5,296	6,063	6,021
Total Interest Income	79,150	82,702	72,582

Interest Expense
Deposits	36,310	39,157	33,531
Subordinated debentures	887	1,031	792
Borrowings	11,564	12,491	11,064
Total Interest Expense	48,761	52,679	45,387

Net Interest Income	30,389	30,023	27,195
Provision (Benefit) for Credit Losses	1,295	(446)	(357)
Net Interest Income After Provision (Benefit) for Credit Losses	29,094	30,469	27,552

Non-Interest Income
Service charges on deposits and fees	180	426	508
Loan servicing fees	995	2,905	3,862
MPP fees	1,141	1,594	945
Net gain on sale of loans	18,587	7,032	11,352
Other non-interest income	1,970	1,657	(20)
Total Non-Interest Income	22,873	13,614	16,647

Non-Interest Expense
Salaries and benefits	20,443	18,974	18,020
Occupancy and equipment	728	998	1,021
Data processing expense	2,107	1,913	2,498
Professional Fees	1,228	798	1,119
Other taxes and insurance	1,787	2,130	1,810
Other non-interest expense	3,079	4,624	3,516
Total Non-Interest Expense	29,372	29,437	27,984

Income before income taxes	22,595	14,646	16,215
Income tax expense	5,348	3,656	3,964

Net Income	$17,247	$10,990	$12,251
Preferred stock dividends	2,206	2,144	2,413
Net Income Available To Common Stockholders	$15,041	$8,846	$9,838

Basic Earnings Per Share	$0.50	$0.34	$0.38
Diluted Earnings Per Share	$0.49	$0.34	$0.38

Weighted Average Shares Outstanding	29,871,001	25,773,790	25,689,560
Diluted Weighted Average Shares Outstanding	30,448,848	25,823,576	25,756,431

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NORTHPOINTE BANKSHARES, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets

	March 31, 2025	December 31, 2024	March 31, 2024
Assets
Cash and cash equivalents	$321,499	$376,295	$244,755
Equity securities	1,325	1,305	1,304
Debt securities available for sale	8,594	8,576	8,963
Other securities	69,574	69,574	69,574
Loans held for sale, at fair value	207,633	217,073	373,127
Loans (1)	5,147,170	4,427,754	3,983,069
Allowance for credit losses	(12,315)	(11,190)	(12,635)
Net loans	5,134,855	4,416,564	3,970,434

Mortgage servicing rights	15,492	15,133	94,016
Intangible assets, net	1,953	2,099	4,298
Premises and equipment	26,952	27,292	29,117
Other assets	71,778	90,100	69,693
Total Assets	$5,859,655	$5,224,011	$4,865,281

Liabilities
Non-interest-bearing	$232,571	$208,938	$252,538
Interest-bearing	3,590,051	3,213,617	2,662,103
Total Deposits	3,822,622	3,422,555	2,914,641

Borrowings	1,371,158	1,258,750	1,371,423
Subordinated debentures	24,159	38,933	34,398
Subordinated debentures issued through trusts	5,000	5,000	5,000
Deferred tax liability	2,930	3,477	24,132
Other liabilities	47,264	32,806	75,854
Total Liabilities	5,273,133	4,761,521	4,425,448

Stockholders' Equity
Preferred Stock, Common Stock and Additional Paid In Capital	276,465	166,847	180,046
Retained Earnings	310,367	295,967	260,570
Accumulated other comprehensive loss	(310)	(324)	(783)
Total Stockholders' Equity	586,522	462,490	439,833

Total Liabilities and Stockholders' Equity	$5,859,655	$5,224,011	$4,865,281

(1) - Includes $174.3 million, $173.0 million and $106.3 million of loans carried at fair value at March 31, 2025, December 31, 2024 and March 31, 2024, respectively.

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NORTHPOINTE BANCSHARES, INC.
(unaudited, dollars in thousands except per share data)

Selected Financial Highlights
	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
PER COMMON SHARE
Diluted earnings per share	$0.49	$0.34	$0.38
Book value	$17.09	$18.01	$17.12
Tangible book value (1)	$14.17	$13.91	$12.47

PERFORMANCE RATIOS
Return on average assets (annualized)	1.31%	0.82%	1.03%
Return on average equity (annualized)	13.17%	9.40%	11.17%
Return on average tangible common equity (annualized) (1)	14.32%	9.80%	12.31%
Net interest margin	2.35%	2.27%	2.38%
Efficiency ratio (2)	55.15%	67.46%	63.83%

ASSET QUALITY AND RATIOS
Allowance for credit losses to loans held for investment	0.24%	0.25%	0.32%
Allowance for credit losses to non-accrual loans	16.05%	15.01%	36.87%
Allowance for credit losses to non-accrual loans (excluding guaranteed) (3)	26.07%	26.39%	56.91%
Net charge-offs	$260	$699	$(8)
Annualized net charge-offs to average loans held for investment	0.02%	0.06%	—%
Non-performing assets to total assets	1.50%	1.57%	1.50%
Non-performing assets to total assets (excluding guaranteed) (3)	0.99%	0.95%	0.56%
Non-performing loans to total gross loans	1.62%	1.70%	1.63%
Non-performing loans to total gross loans (excluding guaranteed) (3)	1.07%	1.01%	0.58%

SELECTED OTHER INFORMATION
Equity / assets	10.01%	8.85%	9.04%
Tangible common equity / tangible assets (1)	8.30%	6.84%	6.59%
Loans / deposits (4)	134.65%	129.37%	136.66%
Liquidity ratio (5)	5.49%	7.20%	5.03%
Wholesale funding ratio (6)	66.59%	65.75%	72.63%

Total residential mortgage originations	$485,505	$600,667	$422,714
MPP total loans funded	$6,744,117	$6,885,716	$4,683,898
Mortgage servicing (UPB)	$6,558,264	$7,239,313	$12,389,989

(1)See non-GAAP reconciliation.
(2)Efficiency ratio is defined as non-interest expense divided by the sum of net interest income and non-interest income.
(3)Ratio excludes non-performing loans wholly or partially insured by the U.S. Government (see non-performing asset table within for more detail).
(4)Loan/deposit ratio reflects loans held for investments as a percentage of total deposits.
(5)Liquidity ratio defined as cash and cash equivalents divided by total assets.
(6)Wholesale funding ratio defined as brokered CDs plus borrowings divided by total deposits plus borrowings.

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Summary Average Balance Sheet
(Dollars in thousands)
	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024

	Average Principal Balance	Income/ Expense	Yield/ Rate	Average Principal Balance	Income/ Expense	Yield/ Rate	Average Principal Balance	Income/ Expense	Yield/ Rate
Assets
Loans (1)(2)	$4,672,435	$72,071	6.26%	$4,666,015	$74,830	6.38%	$4,074,556	$64,896	6.41%
Securities, AFS (3)	9,909	154	6.30%	9,626	160	6.61%	10,519	165	6.31%
Securities, FHLB Stock	69,574	1,629	9.50%	69,574	1,649	9.43%	68,244	1,500	8.84%
Interest bearing deposits	487,180	5,296	4.41%	506,097	6,063	4.77%	444,465	6,021	5.45%
Total Interest Earning Assets	$5,239,098	$79,150	6.13%	$5,251,312	$82,702	6.27%	$4,597,784	$72,582	6.35%
Noninterest Earning Assets (4)	$108,804			$107,057			$185,297
Total Assets	$5,347,902			$5,358,369			$4,783,081

Liabilities
Deposits:
Transaction accounts	$739,709	$7,990	4.38%	$461,928	$5,272	4.54%	$412,616	$5,157	5.03%
Money Market & Savings	337,124	3,250	3.91%	334,122	3,540	4.21%	359,977	3,777	4.22%
Time	2,254,388	25,070	4.51%	2,487,522	30,345	4.85%	1,890,792	24,597	5.23%
Total interest-bearing deposits	3,331,221	36,310	4.42%	3,283,572	39,157	4.74%	2,663,385	33,531	5.06%
Sub Debt	29,142	887	12.34%	43,909	1,031	9.34%	39,378	792	8.09%
Borrowings	1,210,086	11,564	3.88%	1,277,510	12,491	3.97%	1,321,419	11,064	3.37%
Total interest-bearing liabilities	4,570,449	48,761	4.33%	4,604,991	52,679	4.55%	4,024,182	45,387	4.54%
Noninterest-bearing deposits	207,166			243,299			255,837
Other noninterest-bearing liabilities	39,128			44,870			62,092
Total noninterest-bearing liabilities	246,294			288,169			317,929
Equity	531,159			465,209			440,970
	$5,347,902			$5,358,369			$4,783,081

Net Interest Income		$30,389			$30,023			$27,195
Net Interest Spread (5)			1.80%			1.71%			1.81%
Net Interest Margin (6)			2.35%			2.27%			2.38%
(1)    Loan balance includes loans held for investment and held for sale. Nonaccrual loans are included in total loan balances and no adjustment has been made for these loans in the yield calculation. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(2)    Loan fees of $40,000, $85,000, and $72,000 for the quarters ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively, are included in interest income.
(3)    Average yield based on carrying value and there are no tax-exempt securities in the portfolio.
(4)    Noninterest-earning assets includes the allowance for credit losses.
(5)    Net interest spread is the average yield on total interest-earning assets minus the average rate on total interest-bearing liabilities.
(6)    Net interest margin is annualized net interest income divided by total average interest-earning assets.

Northpointe Bancshares, Inc. Reports First Quarter 2025 Results
April 22, 2025
12 of 16

End of Period Loan Balances
(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024

Residential:
Construction	$40,995	$51,408	$116,633
All-in-One (AIO)	643,180	612,080	531,741
Other Consumer/Home Equity	94,060	97,258	106,668
Residential Mortgage (1)	1,899,823	1,948,175	1,888,880
Commercial	900	8,013	3,044
MPP	2,468,212	1,710,820	1,336,103
Total Loans Held for Investment (HFI)	5,147,170	4,427,754	3,983,069
Total Loans Held for Sale (HFS)	207,633	217,073	373,127
Total Gross Loans (HFI and HFS)	$5,354,803	$4,644,827	$4,356,196

(1) - Residential Mortgage loans consist of Closed end first liens, Closed end second liens, and Land development loans.

End of Period Deposit Balances
(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024

Noninterest-bearing demand	$232,571	$208,938	$252,538
Interest-bearing demand	756,160	690,340	349,491
Savings & money market	335,473	334,308	351,962
Brokered time deposits	2,087,330	1,819,037	1,741,429
Other time deposits	411,088	369,932	219,221
Total deposits	$3,822,622	$3,422,555	$2,914,641

Loan Servicing Fees	Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024

Fees on servicing	$1,702	$1,711	$5,670
Change in fair value of MSRs (1)	(707)	1,194	(1,808)
Total loan servicing fees	$995	$2,905	$3,862

(1) - Includes change in fair value and paid in full MSRs

Net Gain on Sale of Loans	Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024

Capitalized MSRs	$1,066	$2,268	$485
Change in fair value of loans (1)	4,678	(10,738)	(1,185)
Gain on sale of loans, net (2)	12,843	15,502	12,052
Total net gain on sale of loans	$18,587	$7,032	$11,352

(1) - Includes the change in fair value of interest rate locks, loans held for sale, and loans held for investment.
(2) - Includes (a) net gain on sale of loans, (b) loan origination fees, points and costs, (c) provision from investor reserves, (d) gain or loss from forward commitments from hedging, and (e) fair value of lender risk account.

Northpointe Bancshares, Inc. Reports First Quarter 2025 Results
April 22, 2025
13 of 16

Salaries and employee benefits	Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024

Salaries and other compensation	$8,607	$10,077	$9,073
Salary deferral from loan origination	(969)	(1,028)	(979)
Bonus and incentive compensation	3,642	673	1,698
Mortgage production - variable compensation	6,059	6,990	5,866
Employee benefits	3,104	2,262	2,362
Total salaries and employee benefits	$20,443	$18,974	$18,020

Non-performing Assets
(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024

Unguaranteed	$47,239	$42,396	$22,201
Wholly or partially guaranteed	29,492	32,159	12,064
Total non-accrual loans	$76,731	$74,555	$34,265

Unguaranteed	$9,612	$4,053	$2,674
Wholly or partially guaranteed	605	346	33,969
Total past due loans (90 days or more and still accruing)	$10,217	$4,399	$36,643

Unguaranteed	$56,851	$46,449	$24,875
Wholly or partially guaranteed	30,097	32,505	46,033
Total non-performing loans	$86,948	$78,954	$70,908

Other real estate	$873	$3,030	$2,144

Total non-performing assets	$87,821	$81,984	$73,052

Total non-performing assets (excluding wholly or partially guaranteed)	$57,724	$49,479	$27,019

Loans past due 31-89 days	$46,418	$40,810	$36,643

Ratios:
Non-accrual loans to total gross loans	1.43%	1.61%	0.79%
Non-performing loans to total gross loans	1.62%	1.70%	1.63%
Non-performing assets to total assets	1.50%	1.57%	1.50%

Ratios excluding loans wholly or partially guaranteed:
Non-accrual loans to total gross loans	0.88%	0.91%	0.51%
Non-performing loans to total gross loans	1.07%	1.01%	0.58%
Non-performing assets to total assets	0.99%	0.95%	0.56%

Northpointe Bancshares, Inc. Reports First Quarter 2025 Results
April 22, 2025
14 of 16

Regulatory Capital Ratios (1)	March 31, 2025 Ratio	December 31, 2024 Ratio	March 31, 2024 Ratio

Total Capital (to Risk Weighted Assets)
Consolidated	12.74%	12.09%	11.10%
Bank	12.16%	11.93%	11.00%
Tier 1 (Core) Capital (to Risk Weighted Assets)
Consolidated	12.02%	11.15%	10.33%
Bank	11.95%	11.56%	10.60%
CET 1 Capital Ratio (to Risk Weighted Assets)
Consolidated	9.92%	8.57%	7.53%
Bank	11.95%	11.56%	10.60%
Tier 1 Capital (to Average Assets)
Consolidated	11.07%	8.77%	9.33%
Bank	11.01%	9.09%	9.57%

(1) The regulatory capital ratios as of March 31, 2025 are estimates, pending completion and filing of the Bank's regulatory reports.

Northpointe Bancshares, Inc. Reports First Quarter 2025 Results
April 22, 2025
15 of 16

Non-GAAP Financial Measures
This earnings release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore are considered non-GAAP financial measures. The measures entitled tangible common equity, tangible book value, tangible assets, tangible common equity to tangible assets and return on average tangible common equity are not measures recognized under GAAP and therefore are considered non-GAAP financial measures. The most comparable GAAP measures to these measures are stockholders’ equity, book value per share, total assets, equity to assets and return on average equity, respectively.
The Company believes that non-GAAP financial measures provide useful information to management and investors that is supplementary to its financial condition, results of operations and cash flows computed in accordance with GAAP; however the Company acknowledges that the non-GAAP financial measures have inherent limitations. As such, these disclosures should not be viewed as a substitute for results determined in accordance with GAAP, and these disclosures are not necessarily comparable to non-GAAP financial measures that other companies use.
The Company calculates tangible common equity as stockholders' equity less goodwill and intangible assets (net of deferred tax liability ("DTL") and preferred stock. The Company calculates tangible book value ("TBV") per share as tangible common equity divided by the number of shares of common stock outstanding at the end of the relevant period. The Company calculates tangible assets as total assets less intangible assets (net of DTL). The Company calculates tangible common equity/tangible assets as tangible common equity divided by tangible assets. The Company calculates return on average tangible common equity as annualized net income available to common stockholders divided by average tangible equity. The most directly comparable GAAP financial measures are outlined in the non-GAAP reconciliation table below.

Northpointe Bancshares, Inc. Reports First Quarter 2025 Results
April 22, 2025
16 of 16

Non-GAAP Measures Reconciliation
	As of or for the Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024

Stockholders' equity (GAAP)	$586,522	$462,490	$439,833
Less: Preferred stock	98,734	103,573	116,157
Less: Intangible assets, net of DTL	1,489	1,602	3,280
Tangible common equity	486,299	357,315	320,396
Common shares at end of period	34,315,099	25,684,560	25,689,560
Tangible book value per share	$14.17	$13.91	$12.47
Book value per share (GAAP)	$17.09	$18.01	$17.12
Total assets (GAAP)	$5,859,655	$5,224,011	$4,865,281
Less: Intangible assets, net of DTL	1,489	1,602	3,280
Tangible assets	$5,858,166	$5,222,409	$4,862,001

Tangible common equity/tangible assets	8.30%	6.84%	6.59%
Equity to assets (GAAP)	10.01%	8.85%	9.04%

Net income available to common stockholders	$15,041	$8,846	$9,838
Add: Preferred stock dividends	2,206	2,144	2,413
Net income before preferred dividends	17,247	10,990	12,251
Annualized net income before preferred dividends	69,946	43,721	49,273
Annualized net income available to common stockholders	61,000	35,192	39,568
Average tangible common equity	426,075	358,989	321,411
Average equity	531,159	465,209	440,970
Return on average tangible common equity	14.32%	9.80%	12.31%
Return on average equity (GAAP)	13.17%	9.40%	11.17%